Exhibit 3.0


             ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                       OF
                 SAFE ALTERNATIVES CORPORATION OF AMERICA, INC.
                               Document No. 514686

         Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida Profit Corporation adopts the following amendments to its Articles of
Incorporation:

         The following amendments to Article IV of the Articles of Incorporation of Safe Alternatives Corporation of America, Inc. was adopted on May 14, 2004, as prescribed by the Florida Statutes, by a vote of the shareholders sufficient for approval of the Amendment.

         FIRST: ARTICLE IV, CAPITAL STOCK, is amended effective November 22, 2004, after the reverse split as set forth in the SECOND below, as follows:

         SECOND:  The  manner  in  which  any  exchange,  reclassification,   or
cancellation of issued shares provided for in the Amendment will be effected, is as follows:

         Following the effective date of the reverse split and affecting all common share capital as of November 22, 2004, one (1) share of common stock will be issued for each two hundred fifty (250) common shares previously issued and outstanding. Share certificates representing the pre-split denominations may be exchanged for share certificates representing the post-split denominations, at the election of shareholders, and in any case, new denomination certificates will be issued upon transfer in the ordinary course of business. Mandatory share certificate exchange is not required. The reverse split will reduce our authorized common stock capital from 175,000,000 to 700,000 shares and reduce our issued and outstanding common stock from 165,853,058 to 663,412 shares.

         In the event, that the reverse split results in fractional shares, all fractions will be rounded up to the next whole number.

         The reverse stock split will be effective on November 22, 2004 at the hour of 4:00 o'clock p.m. CST.

         The provisions of the articles of incorporation of the Corporation regarding the number and par value of the changed shares will be deemed amended as provided in this certificate at the effective date and time of change. No other amendment to the articles of incorporation is required for the actions described in this certificate of amendment.

         Under penalty of perjury, the undersigned declares that the foregoing document was executed by the corporation and that the statements contained therein are true and correct to the best of his knowledge.

         This amendment was approved by the unanimous vote of the board of directors.

         This amendment was approved by the written consent of the majority shareholders. The number of votes cast for the amendments were sufficient for approval.


Dated this 10th day of November, 2004.

SAFE ALTERNATIVES CORPORATION OF AMERICA, INC.



/s/ Dale Hensel
---------------
By: Dale Hensel
Title: President